Exhibit 99.2

Seagate Technology plc Fiscal Fourth Quarter 2011 Financial Results

Supplemental Commentary

July 20, 2011

The information in this written commentary is being provided to the investment community concurrently with our press release to allow additional time for review and analysis prior to commencement of the live call. Please note that these remarks will not be read during the call. The live call will consist of opening comments from Steve Luczo, Chairman, President and CEO, followed by a Q&A session with the executive management team.

Cautionary Note Regarding Forward-Looking Statements

This supplemental commentary contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used, the words “anticipates”, “believes”, “expects”, “may”, “should” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this commentary include statements regarding the Company’s ability to generate free cash flow on a sustained basis, its ability to declare future quarterly dividends, and its ability to maintain a strong balance sheet and to respond quickly to changing market dynamics. These forward-looking statements are based on information available to the Company as of the date of this press release. Current expectations, forecasts and assumptions involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the Company’s control. In particular, global economic conditions may pose a risk to the Company’s operating and financial performance. Such risks and uncertainties also include the impact of variable demand; dependence on the Company’s ability to successfully qualify, manufacture and sell its disk drive products in increasing volumes on a cost-effective basis and with acceptable quality, particularly the new disk drive products with lower cost structures; the impact of competitive product announcements; and the Company’s ability to achieve projected cost savings. Information concerning risks, uncertainties and other factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the Company’s Annual Report on Form 10-K, Form 10-K/A and Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission on August 20, 2010, October 6, 2010, November 3, 2010, February 3, 2011 and May 3, 2011 respectively, which statements are incorporated into this press release by reference. These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

Fiscal Fourth Quarter 2011 Financial Highlights

The Total Available Market (“TAM”) for hard disk drives in the June quarter was approximately 166 million units up approximately 4% sequentially and 5% compared to the year-ago quarter. Demand for hard disk drives was strong throughout the quarter while supply constraints related to the Japan earthquake/tsunami appeared to dissipate as the quarter progressed. Demand for Seagate products was especially strong, resulting in record quarterly unit shipments.

Units Shipped, Revenue and Gross Margin

Seagate shipped 52.3 million units, up 7% sequentially and 12% compared to the year-ago quarter. Revenue was $2.9 billion and GAAP gross margin as a percent of revenue was 19.3%. Excluding the gain on the sale of a facility, non-GAAP gross margin as a percent of revenue was 18.8%.

Operating Expenses

R&D and SG&A on a GAAP basis totaled $357 million for the June quarter, which includes approximately $13 million associated with expenses related to the previously announced transaction with Samsung. The balance of the increase over the prior quarter is due primarily to costs associated with the company’s variable compensation plan. In the first half of fiscal 2011, there were no expenses related to variable compensation.

Restructuring

Restructuring expense of $4 million in the June quarter, generally reflecting costs associated with previously announced restructuring activities.

Other Expense, Net

Other income and expense on a GAAP basis was an expense of $61 million. This includes $4 million of interest expense related to the senior unsecured notes issued in May 2011, which was not included in EPS guidance provided on April 19, 2011, and a $5 million write-down of an equity investment.

Provision for Income Taxes

The GAAP provision for income taxes in the June quarter was $10 million or 8% of income before income taxes. On an annual basis, the expected long-term tax rate continues to be in the 3-10% range before discrete items.

Selected Balance Sheet Items

Cash, cash equivalents, restricted cash, and short-term investments totaled $3.3 billion at the end of the June quarter, up approximately $670 million compared to the March quarter. During the quarter, the company issued $600 million of senior unsecured notes due 2021.

Cash Flow from Operations was $317 million, Capital Investments were $158 million and free cash flow (Cash Flow from Operations less Capital Investments) was $159 million. Additionally, the company repurchased $112 million of its ordinary shares (6.6 million) and paid $77 million in dividends during the June quarter.

Seagate’s inventory at the end of the June quarter was $872 million, an increase of $38 million from the prior quarter.  In aggregate, work in progress (“WIP”) and raw materials increased by $30 million, largely due to the expected unit volume increases for the September 2011 quarter. Inventory turns were within the Company’s targeted operating range.

Disk Drive Market Commentary

Seagate provides data and commentary for the following major market categories 1] Enterprise, 2] Client Compute, and 3] Client non-Compute. A disk drive is associated with one of these three market categories based on how it is configured. For example, if a customer buys a standard 2.5-inch ATA drive from Seagate, this would be included in the Client Compute category regardless of the application into which the drive is ultimately integrated. The Client non-Compute category only contains drives specifically designed or configured for non-compute applications.

All references to unit TAMs by market is Seagate’s best estimate based on preliminary shipment information and is subject to change.

Enterprise Market

The TAM for enterprise class disk drives, which includes disk drives for both mission critical and business critical applications, was approximately 14.7 million units in the June quarter, up 20% over the year-ago quarter. Mission critical products continue to represent the bulk of the TAM at over 8 million units. Seagate shipped 5.1 million drives for mission critical server and storage applications and 2.7 million drives for business critical applications, representing an 8% and a 46% increase year-over-year, respectively.

Client Compute Market

The TAM for client compute disk drives, which includes disk drives designed for use in mobile and desktop computers, was approximately 121 million units, up 2% year-over-year. The mobile TAM was approximately 69 million units, and the desktop TAM was approximately 52 million units.

Seagate shipped 35.5 million client compute disk drives in the June quarter. Mobile drives accounted for 14.7 million units, up 21% year-over-year and desktop drives accounted for 20.7 million units, up 6% year-over-year.

Inventory of Seagate 3.5-inch ATA (desktop) disk drives in the distribution channel at the end of the quarter was below Seagate’s targeted range of 4-6 weeks.

Client non-Compute Market

The client non-compute market consists of disk drives specifically configured for consumer electronic (“CE”) applications plus Seagate branded products sold at retail. The June quarter TAM for the non-compute market was approximately 30 million disk drives, comprised of 17 million CE drives and 13 million units of external branded products.

In the June quarter, Seagate shipped 5.4 million CE disk drives, a decrease of 8% year-over-year and 3.5 million Seagate branded storage products, up 36% year-over-year.

Products and Technology

Products and Technology

Seagate has not executed to plan on its expected volume transitions for certain products launched in fiscal 2011. The delay in achieving time-to-maturity for these products resulted in higher scrap costs and inefficiently utilized manufacturing resources during the June quarter. Currently, it is expected that meaningful cost reductions associated with these new products will be realized in the second half of fiscal 2012.

New product and technology introductions included:

•      GoFlex Satellite: Seagate announced and began shipping the world’s first wireless storage product for iOS, Android and other mobile devices. GoFlex Satellite delivers 500GB of wireless streaming to capacity constrained tablets and smartphones.

•      GoFlex Slim: Seagate began volume shipments of its ultra-slim (9mm) 2.5—inch external drive designed for the latest trend of portable, thin, stylish laptops and netbooks.

•      1 Terabyte per Disk: Seagate broke the areal density barrier by achieving 1TB/disk on a 3.5-inch platter, or 625 gigabits per square inch. This platform was productized on Seagate’s GoFlex Desk product line during the June quarter and will soon be released on its Barracuda line of desktop products.